JOY GLOBAL INC.

                                                                    Exhibit 99.1
Contact:
Donald C. Roof
Executive Vice President,
CFO and Treasurer
414 319-8517

                JOY GLOBAL INC. DECLARES DIVIDEND DISTRIBUTION OF
                         PREFERRED SHARE PURCHASE RIGHTS

Milwaukee, WI - July 16, 2002 - The Board of Directors of Joy Global Inc. Monday, July 15, 2002, declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Joy Global common stock.

John Hanson, Chairman, President and Chief Executive Officer of Joy Global Inc., stated: "The Rights are designed to assure that all of Joy Global's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Joy Global without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

The Rights are intended to enable all Joy Global stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Rights will be exercisable only if a person or group acquires 15% or more of Joy Global's common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $100.

If a person or group acquires 15% or more of Joy Global's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Joy Global's common shares having a market value of twice such price. In addition, if Joy Global is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.


100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 - PO Box 554
Milwaukee WI 53201-0554 - 414/319/8501
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The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

The dividend distribution will be made on August 5, 2002, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights expire on August 5, 2012.

                                    # # # # #

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing mining equipment, both for surface mines, through its P&H Mining Equipment division, and underground mines, through its Joy Mining Machinery division.

























100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 - PO Box 554
Milwaukee WI 53201-0554 - 414/319/8501